Exhibit 10.2

LOCKHEED MARTIN CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

(Effective July 1, 2004)

ARTICLE I

PURPOSES OF THE PLAN

The purposes of the Lockheed Martin Corporation Supplemental Retirement Plan (the “Plan”) are:

(a)	to provide certain employees of Lockheed Martin Corporation and its subsidiaries (the “Company”) with those benefits that cannot be paid from the Company’s tax-qualified plans because of the limitations on contributions and benefits contained in Internal Revenue Code section 415;

(b)	to provide certain key management employees of the Company with those benefits that cannot be paid from the Company’s tax-qualified plans because of other limitations on contributions and benefits contained in the Internal Revenue Code, such as the limitations contained in Code section 401(a)(17); and

(c)	to provide certain key management employees of the Company with other supplemental benefits.

The following plans and predecessor plans are amended, restated and merged to form this Plan, effective July 1, 2004:

1.	Supplemental Retirement Benefit Plan of Lockheed Martin Corporation (formerly the Supplemental Retirement Benefit Plan of Lockheed Corporation)

2.	Lockheed Martin Corporation Supplemental Excess Retirement Plan (formerly the Martin Marietta Corporation Supplemental Excess Retirement Plan)

3.	Lockheed Martin Supplemental Retirement Income Plan (formerly the Martin Marietta Supplemental Retirement Income Plan)

4.	Lockheed Martin Tactical Systems Supplemental Executive Retirement Plan (formerly the Loral Supplemental Executive Retirement Plan).

ARTICLE II

DEFINITIONS

Unless the context indicates otherwise or the term is defined below, all terms shall be defined in accordance with the Lockheed Martin Corporation Retirement Program.

1.	ACTUARIAL EQUIVALENT – The Actuarial Equivalent shall mean a benefit which has the equivalent value computed using the interest rate which would be used by the Pension Benefit Guaranty Corporation to determine the present value of an immediate lump sum distribution on termination of a pension plan, as in effect on first day of the month of termination of employment plus one percent (1%), and the 1983 Group Annuity Mortality Table with sex distinction.

2.	BENEFICIARY — The person or persons designated by the Participant as his or her beneficiary under the Qualified Pension Plan. If no beneficiary is designated under the Qualified Pension Plan, then the beneficiary shall be (a) the Participant’s Spouse or (b) if there is no Spouse surviving the Participant, the Participant’s estate.

3.	BOARD — The Board of Directors of Lockheed Martin Corporation.

4.	CODE — The Internal Revenue Code of 1986, as amended.

5.	COMMITTEE — The committee described in Section 1 of Article VIII.

6.	COMPANY – Lockheed Martin Corporation and its subsidiaries.

7. ELIGIBLE EMPLOYEE — An employee of the Company who (1) participates in a Qualified Pension Plan and whose benefits thereunder are affected by the limitation on benefits imposed by Section 415 or 401(a)(17) of the Code, or (2) is designated by the Committee as eligible to participate in the Plan; and who satisfies such additional requirements for participation in this Plan as the Committee may from time to time establish. The Lockheed Martin Pension Plans Administration Committee (the “Pension Committee”) shall interpret the participation requirements established by the Committee for all participants except elected officers subject to Section 16(b) of the Securities and Exchange Act of 1934. Determinations of participation requirements for elected officers shall be made by the Committee.

8. PARTICIPANT — An Eligible Employee who meets the requirements for participation contained in Article III or the Annexes; the term shall include a former employee and survivors/beneficiaries whose benefit has not been fully distributed. A Participant shall cease to be an active Participant upon termination of employment, when he otherwise ceases to be an Eligible Employee, or when he otherwise ceases to meet the requirements for participation as amended from time to time.

9. QUALIFIED PENSION PLAN – A defined benefit plan specified in Appendix A in which the Participant participates.

10. PLAN – The Lockheed Martin Corporation Supplemental Retirement Plan, or any successor plan.

11. YEAR — The calendar year.

ARTICLE III

EXCESS BENEFIT PROVISIONS

1. Introduction. This Article sets forth the terms of the Plan relating to benefits determined by reference to the limitations imposed by Code section 415 and/or Code section 401(a)(17). This Article amends and restates the provisions relating to those benefits previously contained in the following plans:

(a)	the Supplemental Retirement Benefit Plan of Lockheed Martin Corporation (formerly known as the Supplemental Benefit Plan of Lockheed Corporation);

(b)	the Lockheed Martin Corporation Supplemental Excess Retirement Plan (formerly know as the Martin Marietta Corporation Supplemental Excess Retirement Plan); and

(c)	the Lockheed Martin Tactical Systems Supplemental Executive Retirement Plan (formerly known as the Loral Supplemental Executive Retirement Plan).

2. Purpose. Benefits under this Article III supplement the benefits of Eligible Employees to the extent that such benefits cannot be paid from the Company’s tax-qualified defined benefit plans because of the limitations on benefits contained in Code section 415 and/or Code section 401(a)(17). It is intended that the provisions of this Article which relate to the limitations imposed by Code section 415 constitute a separate plan for purposes of Section 3(36) of the Employee Retirement Income Security Act of 1974 (ERISA).

3. Eligibility. An Eligible Employee who is entitled to benefits under a Qualified Pension Plan, and whose retirement income benefits are limited by the provisions of the Qualified Pension Plan (as amended from time to time) relating to the limits under Code section 415 and/or Code section 401(a)(17) shall receive benefits pursuant to this Article III.

4. Amount of Benefit. The benefit that each Participant shall be entitled to receive is the difference between the Participant’s actual benefit under the applicable Qualified Pension Plan and the benefits that would have been payable under that Plan if:

(a)	the Qualified Pension Plan had determined pensionable earnings on a “mix and match” basis, as defined below; and

(b)	the Participant’s benefit under the Qualified Pension Plan had not been limited by Code section 415 and/or Code section 401(a)(17).

If a Participant’s compensation under the Management Incentive Compensation Plan (“MICP”) is included in pensionable earnings under a Qualified Pension Plan, the Participant’s total pensionable earnings shall be determined on a “mix and match” basis. The Participant’s annual compensation earned under the MICP shall be calculated separately from other annual pensionable earnings. The average of the three (3) highest years of MICP compensation during the last 10 years shall be added to the average of the three (3) highest years of other pensionable earnings during the last 10 years to arrive at total final average pensionable earnings for the applicable period under the Qualified Pension Plan.

Benefits under this Article III are intended to supplement the Participant’s actual benefit under the applicable Qualified Pension Plan as necessary to provide the Participant with the full benefit the Participant would have received under the applicable Qualified Pension Plan on a “mix and match” basis and without regard to the limitations of Code section 415 and Code section 401(a)(17). To prevent duplication of benefits, the full benefit under the applicable Qualified Pension Plan shall be calculated without reduction for Code section 415 and Code section 401(a)(17), then reduced by the benefit payable from the applicable Qualified Pension Plan, and then reduced further by the benefit payable from other nonqualified pension plans of the Company which corresponds to the benefit payable under the applicable Qualified Pension Plan (including any benefit payable under Annex B of this Plan and excluding any nonqualified plans designed to supplement qualified defined contribution plans). The remaining benefit shall be paid from this Plan pursuant to this Article III. Participants have no right to duplicate benefits with respect to the same period of service, and the Committee may make such adjustments to the benefits under this Plan as the Committee deems necessary to prevent duplication of benefits.

The benefit payable under this Article III shall be payable to the Participant or Beneficiary or any other person who is receiving or entitled to receive benefits with respect to the Participant under the Qualified Pension Plan.

If the benefits payable under the Qualified Pension Plan to any Participant are increased following the Participant’s retirement as a result of a general increase in the benefits payable to retired employees under that Plan, no such increase will be made under this Plan unless the Committee expressly so provides in writing.

ARTICLE IV

SUPPLEMENTAL BENEFITS

In addition to the benefits described in Article III, the Plan also provides benefits to certain key management employees, as set forth in the Annexes. Eligibility for, and the amount of, such benefits is set forth in the applicable Annex. Payment options for such benefits are described in Article V.

ARTICLE V

PAYMENT OF BENEFITS

1. Vesting. Except as provided in Article VI, and subject to the Company’s right to discontinue the Plan as provided in Article VII, a Participant shall have a non-forfeitable benefit payable under this Plan to the same extent as benefits are vested under the applicable Qualified Pension Plan. As provided in Article VI, if a Participant acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

2. Form of Payment. Benefits shall be paid in the same form at the same times and for the same period as benefits are paid with respect to the Participant under the applicable Qualified Pension Plan, except as provided in the following paragraphs. Actuarial adjustments shall be based on the factors set forth in the Qualified Pension Plan, except as provided in the following paragraphs. If the benefits payable under this Plan correspond to Qualified Pension Plan benefits with multiple commencement dates, each portion of the benefits payable under this Plan shall be paid at the same time as the corresponding portion of the benefits is paid from the Qualified Pension Plan. If an Employee’s benefits under the Qualified Pension Plan are suspended for any month in accordance with the re-employment provisions thereof, the Participant’s benefit for that month shall likewise be suspended under this Plan.

Lump Sum Option. A Participant may irrevocably elect to receive a full or partial single lump sum payment in an amount which is the Actuarial Equivalent of the benefit described above, and with no interest for the period between the date of termination of employment and the payment date. This election must be made within the time period for electing the form of benefit under the corresponding Qualified Pension Plan, by filing a written election in the form and manner prescribed by the Company. Payment will be made six (6) months following the date payments would otherwise begin pursuant to the above paragraph.

Pre-Retirement Survivor Benefit. In the event the Participant dies prior to the date his or her retirement has commenced under this Plan and the corresponding Qualified Pension Plan, the pre-retirement survivor benefit payable to the surviving spouse (if any) under this Plan (the “Pre-Retirement Survivor Benefit” and the “Surviving Spouse”) will be payable, at the election of the Surviving Spouse, in any of the following forms:

(a)	in the form of a monthly annuity payable to the Surviving Spouse for his lifetime, with no further payments to anyone after his death (which will be referred to as the “Regular Form”);

(b)	in the form of a lump sum payment which is the Actuarial Equivalent of the Regular Form (the “100% Lump Sum”), but with Actuarial Equivalent determined as of the Election Date, and with no interest for the period between the Election Date (or, if later, the date the Participant would have attained age 55 had he survived) and the payment date; or

(c)	in the form of a combined lump sum and life annuity benefit of (x) and (y), where (x) equals a lump sum amount selected by the Surviving Spouse which is less than the 100% Lump Sum and (y) is a monthly single life annuity for the life of Surviving Spouse (with no further payments to anyone after his death) in an amount that can be provided with the difference between (x) and the 100% Lump Sum.

Any election to receive the benefit in the form of a lump sum as set forth in (b) above or a combined lump sum and annuity as set forth in (c) above must be made by the Surviving Spouse no later than 90 days after the date of the Participant’s death or, if later, the date the Participant would have attained age 55 had he survived (with the date such election is made by the Surviving Spouse referred to as the “Election Date”). In the event the Surviving Spouse makes an election for a lump sum or partial lump sum payment within this period, payment will not be made to the Surviving Spouse until six months after the Election Date (or, if later, six months after the date the benefit would otherwise be payable under this Plan).

Cash-out of Small Benefits. Notwithstanding the above, if the Value of the sum of the benefits payable to a Participant or Beneficiary under this Plan does not exceed the amount that may be distributed without consent under Section 411(a)(11) of the Code, all such benefits will be paid in a single lump sum payment in full discharge of all liabilities with respect to such benefits. For purposes of this Section, Value shall be determined as of the Participant’s termination of employment, and shall mean the present value of a Participant’s or Beneficiary’s benefits based upon the applicable mortality table and applicable interest rate in Code section 417(e)(3)(ii) for the calendar month preceding the Plan Year in which the termination of employment occurs.

3. Deductibility of Payments. In the event that the payment of benefits under Section 2 would prevent the Company from claiming an income tax deduction with respect to any portion of the benefits paid, the Committee shall have the right to modify the form and timing of distributions as necessary to maximize the Company’s tax deductions. In the exercise of its discretion to adopt a modified distribution schedule, the Committee shall undertake to have distributions made at such times and in such amounts as most closely approximate the payment method described in Section 2, consistent with the objective of maximum deductibility for the Company. The Committee shall have no authority to reduce a Participant’s accrued benefit under this Plan or to pay aggregate benefits less than the Participant’s accrued benefit in the event that all or a portion thereof would not be deductible by the Company.

4. Change of Law. Notwithstanding anything to the contrary herein, if the Committee determines in good faith, based on consultation with counsel, that the federal income tax treatment or legal status of this Plan has or may be adversely affected by a change in the Code, Title I of the Employee Retirement Income Security Act of 1974, or other applicable law or by an administrative or judicial construction thereof, the Committee may direct that the benefits of affected Participants or of all Participants be distributed as soon as practicable after such determination is made, to the extent deemed necessary or advisable by the Committee to cure or mitigate the consequences, or possible consequences of, such change in law or interpretation thereof.

5. Acceleration upon Change in Control.

Notwithstanding any other provision of the Plan, the accrued benefit of each Participant shall be distributed in a single lump sum within fifteen (15) calendar days following a “Change in Control.”

For purposes of this Plan, a Change in Control shall include and be deemed to occur upon the following events:

(a)	A tender offer or exchange offer is consummated for the ownership of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors of the Company.

(b)	The Company is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not Subsidiaries and, as a result of the merger, combination, consolidation, recapitalization or other reorganization, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of the Company (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action (or in the absence of a vote, the day immediately prior to the event).

(c)	Any person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company.

(d)	At any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the “Incumbent Directors” shall cease to constitute at least a majority of the authorized number of members of the Board. For purposes hereof, “Incumbent Directors” shall mean the persons who were members of the Board immediately before the first of these events and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least three-fourths of the Board members who were then Board members (or successors or additional members so elected or nominated).

(e)	The stockholders of the Company approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the Company’s business and/or assets as an entirety to an entity that is not a Subsidiary.

This Section 5 shall apply only to a Change in Control of Lockheed Martin Corporation and shall not cause immediate payout of benefits under this Plan in any transaction involving the Company’s sale, liquidation, merger, or other disposition of any subsidiary.

The Committee may cancel or modify this Section 5 at any time prior to a Change in Control. In the event of a Change in Control, this Section 5 shall remain in force and effect, and shall not be subject to cancellation or modification for a period of five years, and any defined term used in Section 6 shall not, for purposes of Section 5, be subject to cancellation or modification during the five year period

6. Tax Withholding. To the extent required by law, the Company shall withhold from benefit payments hereunder any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required. No benefit payments shall be made to the Participant until the withholding obligation for taxes under Code sections 3101(a) and 3101(b) has been satisfied with respect to the Participant.

7. Retiree Medical Withholding. A Participant may direct the Company to withhold from the Participant’s benefit payments hereunder all or a portion of the amount that the Participant is required to pay for Company-provided retiree medical coverage.

8. Reemployment. The retirement benefit otherwise payable hereunder to any Participant who previously retired or otherwise had a Termination of Employment and is subsequently reemployed shall be treated in a manner consistent with the treatment of the benefit under the applicable Qualified Plan.

9. Mistaken Payments. No participant or Beneficiary shall have any right to any payment made (1) in error, (2) in contravention to the terms of the Plan, the Code, or ERISA, or (3) because the Committee or its delegates were not informed of any death. The Committee shall have full rights under the law and ERISA to recover any such mistaken payment, and the right to recover attorney’s fees and other costs incurred with respect to such recovery. Recovery shall be made from future Plan payments, or by any other available means.

ARTICLE VI

EXTENT OF PARTICIPANTS’ RIGHTS

1. Unfunded Status of Plan. This Plan constitutes a mere contractual promise by the Company to make payments in the future, and each Participant’s rights shall be those of a general, unsecured creditor of the Company. No Participant shall have any beneficial interest in any specific assets that the Company may hold or set aside in connection with this Plan. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this Plan, the Company may set aside assets in a trust or trusts described in Revenue Procedure 92-64, 1992-2 C.B. 422, and the Company may direct that its obligations under this Plan be satisfied by payments out of such trust or trusts. The assets of any such trust will remain subject to the claims of the general creditors of the Company. It is the Company’s intention that the Plan be unfunded for Federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.

2. Nonalienability of Benefits. A Participant’s rights under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein shall not be permitted or recognized, other than the designation of, or passage of payment rights to, a Beneficiary or transfer of an interest in this Plan to a Participant’s former spouse incident to divorce under a Qualified Domestic Relations Order.

3. Forfeiture. If, following the date on which a Participant shall retire under this Plan, a Participant shall engage in the operation or management of a business, whether as owner, stockholder, partner, officer, employee, consultant, or otherwise, which at such time is in competition with the Company or any of its subsidiaries, or shall disclose to unauthorized persons information relative to the business of the Company or any of its subsidiaries which the Participant shall have reason to believe is confidential, or otherwise act, or conduct oneself, in a manner which the Participant shall have reason to believe is contrary to the best interest of the Company, or shall be found by the Committee to have committed an act during the term of the Participant’s employment which would have justified the Participant being discharged for cause, the Participant’s retirement benefit under this Plan shall terminate. Application of this Section will be at the discretion of the Committee.

ARTICLE VII

AMENDMENT OR TERMINATION

1. Amendment. The Board may amend, modify, suspend or discontinue this Plan at any time subject to any shareholder approval that may be required under applicable law, provided, however, that no such amendment shall have the effect of reducing a Participant’s accrued benefit or postponing the time when a Participant is entitled to receive a distribution of his accrued benefit unless each affected Participant consents to such change.

2. Termination. The Board reserves the right to terminate this Plan at any time and to pay all Participants their accrued benefits in a lump sum or to make other provisions for the payment of benefits (e.g. purchase of annuities) immediately following such termination or at such time thereafter as the Board may determine.

3. Transfer of Liability. The Board reserves the right to transfer to another entity all of the obligations of Company with respect to a Participant under this Plan if such entity agrees pursuant to a binding written agreement with the Company or its subsidiaries to assume all of the obligations of the Company under this Plan with respect to such Participant.

4. Merger. The Board reserves the right to merge all or part of this Plan with or into another plan, provided (1) such other plan preserves all of the obligations of the Company under this Plan with respect to such Participant and (2) each Participant in the Plan would (if the Plan then terminated) receive a benefit immediately after the merger which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger (if the Plan had then terminated).

ARTICLE VIII

ADMINISTRATION

1. The Committee. This Plan shall be administered by the Management Development and Compensation Committee of the Board or such other committee of the Board as may be designated by the Board. The members of the Committee shall be designated by the Board. A majority of the members of the Committee (but not fewer than two) shall constitute a quorum. The vote of a majority of a quorum or the unanimous written consent of the Committee shall constitute action by the Committee. The Committee and its delegates shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final, conclusive and binding on all parties, including but not limited to the Company and any Participant or Beneficiary, except as otherwise provided by law. Except as otherwise provided in Section 6, the Committee delegates the authority to adjudicate claims to the Pension Committee.

2. Delegation and Reliance. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose. In making any determination or in taking or not taking any action under this Plan, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Company. No member of the Committee or officer of the Company who is a Participant hereunder may participate in any decision specifically relating to his or her individual rights or benefits under the Plan.

3. Exculpation and Indemnity. Neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under this Plan, or in the interpretation, administration or application thereof, shall have any liability to any party for any action taken or not taken in good faith under this Plan or for the failure of the Plan or any Participant’s rights under the Plan to achieve intended tax consequences, or to comply with any other law, compliance with which is not required on the part of the Company.

4. Facility of Payment. If a minor, person declared incompetent, or person incapable of handling the disposition of his or her property is entitled to receive a benefit, make an application, or make an election hereunder, the Committee may direct that such benefits be paid to, or such application or election be made by, the guardian, legal representative, or person having the care and custody of such minor, incompetent, or incapable person. Any payment made, application allowed, or election implemented in accordance with this Section shall completely discharge the Company and the Committee from all liability with respect thereto.

5. Proof of Claims. The Retirement Plan Administration Committee may require proof of the death, disability, incompetency, minority, or incapacity of any Participant or Beneficiary and of the right of a person to receive any benefit or make any application or election.

6. Claim Procedures. The procedures when a claim under this Plan is wholly or partially denied by the Committee or its delegate, as applicable (the “Claims Administrator”) are as follows:

(a)	The Claims Administrator shall, within 90 days after receipt of a claim, furnish to claimant a written notice setting forth, in a manner calculated to be understood by claimant: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the steps to be taken if the claimant wishes to have the denial reviewed; and (5) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The 90 day period may be extended for not more than an additional 90 days if special circumstances make such an extension necessary. The Claims Administrator shall give the claimant, before the end of the initial 90 day period, a written notice of such extension, stating such special circumstances and the date by which the Claims Administrator expects to render a decision.

(b)	By a written application filed with the Claims Administrator within 60 days after receipt by claimant of the written notice described in paragraph (a), the claimant or his duly authorized representative may request review of the denial of his claim.

(c)	In connection with such review, the claimant or his duly authorized representative may submit issues, comments, documents, records and other information relating to the claim for benefits to the Claims Administrator. In addition, the claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information “relevant” to claimant’s claim for benefits. A document, record, or other information is “relevant” if it: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or information was relied upon in making the benefit determination; or (3) demonstrates compliance with administrative processes and safeguards required under federal law.

(d)	The Plan will provide an impartial review that takes into account all comments, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Claims Administrator shall make a decision and furnish such decision in writing to the claimant within 60 days after receipt by the Claims Administrator of the request for review. This period may be extended to not more than 120 days after such receipt if special circumstances make such an extension necessary. The claimant will be notified in writing prior to the expiration of the original 60 day period if such an extension is required, and such notice will include the reason for the extension and the date by which it is expected that a decision will be reached. The decision on review shall be in writing, set forth in a manner calculated to be understood by the claimant and shall include: (1) the specific reasons for the decision; (2) specific reference to the pertinent Plan provisions on which the decision is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; (4) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (5) a statement describing any voluntary appeal procedures and the claimant’s right to obtain information about such procedures, if any; and (6) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. If in the event that the reviewing committee must make a determination of disability in order to decide a claim, the reviewing committee shall follow the special claims procedures for disability benefits described in Department of Labor Regulation section 2560.503-1(d). The reviewing committee shall render a decision within a reasonable time (not to exceed 90 days) after the claimant’s request for review, rather than within 120 days as set forth in the above paragraph.

ARTICLE IX

GENERAL AND MISCELLANEOUS PROVISIONS

1. This Plan shall not in any way obligate the Company to continue the employment of a Participant with the Company, nor does this Plan limit the right of the Company at any time and for any reason to terminate the Participant’s employment. In no event shall this Plan constitute an employment contract of any nature whatsoever between the Company and a Participant. In no event shall this Plan by its terms or implications in any way limit the right of the Company to change an Eligible Employee’s compensation or other benefits.

2. Any benefits accrued under this Plan shall not be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company, except as provided in such other plan.

3. Any written notice to the Company referred to herein shall be made by mailing or delivering such notice to the Company at 6801 Rockledge Drive, Bethesda, Maryland 20817, to the attention of Pension Plan Operations, Human Resource Services. Any written notice to a Participant shall be made by delivery to the Participant in person, through electronic transmission, or by mailing such notice to the Participant at his or her place of residence or business address.

4. In the event it should become impossible for the Company or the Committee to perform any act required by this Plan, the Company or the Committee may perform such other act as it in good faith determines will most nearly carry out the intent and the purpose of this Plan.

5. Each Eligible Employee shall be deemed conclusively to have accepted and consented to all the terms of this Plan and all actions or decisions made by the Company, the Board, or Committee with regard to the Plan.

6. The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.

7. The validity of this Plan or any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the State of Maryland, except as to matters of Federal law. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8. This Plan and its operation, including the payment of cash hereunder, is subject to compliance with all applicable Federal and state laws, rules and regulations and such other approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

ARTICLE X

EFFECTIVE DATE

This Plan, including any amendment and restatement of the prior plans, is generally effective July 1, 2004.

ANNEX A

Additional Benefits under

Lockheed Martin Corporation Termination Benefits Agreements

1. Introduction. The benefits described in this Annex previously were provided as part of the Supplemental Retirement Benefit Plan of Lockheed Martin Corporation. That Plan was formerly known as the Supplemental Benefit Plan of Lockheed Corporation.

2. Purpose. This Annex provides a supplemental benefit to those employees who entered into certain Termination Benefits Agreements with Lockheed Corporation (now Lockheed Martin Corporation).

3. Eligibility. An Eligible Employee who entered into a Termination Benefits Agreement with Lockheed Corporation (now Lockheed Martin Corporation) prior to August 29, 1994, shall receive benefits pursuant to this Annex.

4. Amount of Benefit. The benefit that each Eligible Employee shall be entitled to receive is any additional benefit to which the Eligible Employee becomes entitled with respect to the Lockheed Martin Corporation Retirement Plan for Certain Salaried Employees pursuant to Section 6(a) of his or her Termination Benefits Agreement on account of the merger of Lockheed Corporation contemplated by the Agreement and Plan of Reorganization, dated as of August 29, 1994, by and among Lockheed Martin Corporation, Martin Marietta Corporation, and Lockheed Corporation.

ANNEX B

Additional Benefits Previously Provided under the

Lockheed Martin Corporation Supplemental Excess Retirement Plan

1. Introduction. The benefits described in this Annex previously were provided as part of the Lockheed Martin Corporation Supplemental Excess Retirement Plan. That Plan was formerly known as the Martin Marietta Corporation Supplemental Excess Retirement Plan, and included provisions previously contained in the Lockheed Martin Supplemental Retirement Income Plan.

2. Purpose. This Annex provides a supplemental benefit to salaried employees who were considered highly compensated employees as of December 31, 1990 and who were also participants in the Martin Marietta Corporation Retirement Income Plan as of September 30, 1975, whose benefits are limited by Code section 401(a)(4).

3. Eligibility. This Annex provides benefits to salaried employees who were considered highly compensated employees as of December 31, 1990 (as determined under the Martin Marietta Corporation Retirement Income Plan as in effect on that date) and who were also covered employees in the Martin Marietta Corporation Retirement Income Plan as of September 30, 1975 or were participants for 12 consecutive months prior to September 30, 1975 who receive a pension benefit calculated under the Pre-ERISA formula in the Martin Marietta Corporation Retirement Income Plan.

4. Amount of Benefit. Participants shall receive a retirement benefit from this Plan equal to the excess, if any, of (1) the pension benefit calculated based on the formula described in Article V(1)(b) or Article IX(2)(b) of the January 1, 1995 Martin Marietta Corporation Retirement Income Plan without regard to the limitation described in Article V(1)(c), Article IX(2)(c) or Code section 415 or Code section 401(a)(17), reduced by the greater of the pension benefits described in Article V(1)(b) or Article IX(2)(b) of the January 1, 1995 Retirement Income Plan. To prevent duplication of benefits, the benefit payable under this Annex shall be coordinated with any benefit payable under Article III of the Plan, as set forth in Article III.

In no event shall the computation of benefits under this Annex take into account any service performed by a Participant after separation from employment with the Company or its subsidiaries.

APPENDIX A

Qualified Pension Plans

1.	Lockheed Martin Corporation Retirement Plan for Certain Salaried Employees

2.	Lockheed Martin Corporation Retirement Income Plan

3.	Lockheed Martin Account Balance Retirement Plan

4.	Lockheed Martin Corporation Retirement Income Plan III

5.	Lockheed Martin Pension Plan for Former Salaried and Hourly Employees of Inactive Commercial Divisions

6.	KAPL Inc. Pension Plan for Salaried Employees

7.	Lockheed Martin Global Telecommunications Retirement Plan (effective for retirements commencing on or after July 1, 2004)

This Lockheed Martin Corporation Supplemental Retirement Plan has been amended and restated effective as of July 1, 2004.

LOCKHEED MARTIN CORPORATION

By:	/s/
Edward Taft
Senior Vice President of Human Resources

Witness:    /s/